Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

January 16, 2015

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of sixty-four cents ($0.64) per Unit of Beneficial Interest (“Unit”) payable on February 20, 2015 to Mesabi Trust’s unitholders (“Unitholders”) of record at the close of business on January 30, 2015. This compares to a distribution of fifty-seven cents ($0.57) per Unit for the same period last year.

The seven cents ($0.07) per Unit increase in the current distribution for the fourth calendar quarter of 2014, as compared to the same quarter of 2013, is mostly attributable to a slight increase in the average sales price per ton of iron ore pellets for the fourth calendar quarter of 2014 and a significant increase in the volume of iron ore pellet shipments that was credited to Mesabi Trust for the same period, as compared to the fourth calendar quarter of 2013, respectively. The positive pricing adjustments resulting from changes in pricing estimates by Northshore Mining Company (“Northshore”) during the first three calendar quarters of 2014 were relatively smaller than those during the same periods in 2013. The base and bonus royalties payable to Mesabi Trust (before the application of pricing adjustments by Northshore) increased from approximately $5.67 million in the fourth calendar quarter of 2013 to approximately $8.25 million for the fourth calendar quarter of 2014.

Based on shipments of iron ore pellets during the fourth calendar quarter of 2014 reported by Northshore, Mesabi Trust expects to be credited with a base royalty of $5,411,041 during the fourth calendar quarter of 2014.  Mesabi Trust also expects to be credited with a bonus royalty in the amount of $2,838,660 based on the average sales price per ton of iron ore pellets and the volume of shipments during the fourth calendar quarter of 2014.  Mesabi Trust is expecting an increase in base and bonus royalty payment of $245,129 as a result of positive pricing adjustments due to changes in pricing estimates made in the first, second and third calendar quarters of 2014.  Accordingly, the total royalty payment expected to be received on January 30, 2015 for the fourth calendar quarter of 2014 by Mesabi Trust is $8,681,715 (which includes a royalty payment of $186,886 payable to the Mesabi Land Trust).

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the particular quarter and year to date, the pricing of iron ore pellet sales, and the percentage of iron ore pellet shipments attributable to iron ore excavated from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the fourth calendar quarter of 2014, Northshore credited Mesabi Trust with 1,244,364 tons of iron ore pellets, as compared to 891,209 tons during the fourth calendar quarter of 2013, although the actual shipments of iron ore pellets attributable to iron ore excavated from Mesabi Trust lands during the fourth calendar quarter of 2014 equaled 1,309,865 tons. Mesabi Trust was credited with shipments of only 1,244,364 tons of iron ore pellets during that period because Northshore credited Mesabi Trust with higher volumes of iron ore pellet shipments than those attributable to iron ore actually excavated from Mesabi Trust lands during the third calendar quarter of 2014. In the royalty report received by Mesabi Trust for the fourth quarter of 2014, Northshore reduced the shipments of iron ore products attributable to iron ore actually excavated from Mesabi Trust lands by 65,501 tons to offset such extra volumes of iron ore pellet shipments previously credited to Mesabi Trust for the third calendar quarter of 2014.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices determined under contracts among Northshore, Cliffs Natural Resources Inc. (Northshore’s parent entity, “Cliffs”) and certain of their customers (such contracts referred to as the “Cliffs Pellet Agreements”) are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year under the Cliffs Pellet Agreements.  These multiple factors can result in significant variations in the amount of royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2014 and prior years continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the Cliffs Pellet Agreements.

Based on potential pricing adjustments and the other factors as described above and the current volatility in the iron ore and steel industries, and as indicated by Mesabi Trust’s historical distribution payments, royalties received by Mesabi Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent fiscal quarter or for a full fiscal year.

With respect to calendar year 2015, Northshore has not advised Mesabi Trust of its expected total 2015 shipments of iron ore products or what percentage of 2015 shipments will be from Mesabi Trust lands. Cliffs has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although Cliffs did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular fiscal quarter, or at fiscal year end, thereby potentially reducing cash available for distribution to Unitholders in future fiscal quarters.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2015, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks such as macro economic and industry trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in Mesabi Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520